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                     January 12, 2022

       William Shepro
       Chairman and Chief Executive Officer
       Altisource Portfolio Solutions S.A.
       40, avenue Monterey
       L-2163 Luxembourg
       Grand Duchy of Luxembourg

                                                        Re: Altisource
Portfolio Solutions S.A.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 11,
2021
                                                            File No. 001-34354

       Dear Mr. Shepro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services